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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       Heckmann                     Richard                           J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                              40-004 Cook Street
--------------------------------------------------------------------------------
                                   (Street)

      Palm Desert,                    CA                            92211
--------------------------------------------------------------------------------
        (City)                      (State)                         (Zip)


2.  Issuer Name and Ticker or Trading Symbol  United States Filter Corp. (USF)
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)   ###-##-####
                ---------------

4.  Statement for Month/Year                  September 1998
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    President, Chief Executive Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          09/11/1998    P             5,000         A        $17.4375        647,658              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                              17,024              I          Spouse &
                                                                                                                         Children
------------------------------------------------------------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                    PAGE: 1 OF 2

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $9.2778
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $9.8334
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $8.5278
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                         $10.0417
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                         $18.6666
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                         $19.5000
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                         $27.2500
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------
                6. Date Exercisable     7. Title and Amount of         8. Price    9. Number       10. Owner-    11. Na-
                   and Expiration          Underlying Securities          of          of Deriv-        ship          ture
                   Date (Month/Day/        (Instr. 3 and 4)               Deriv-      ative            Form          of In-
                   Year)                                                  ative       Secur-           of De-        direct
                                                                          Secur-      ities            rivative      Bene-
                                                                          ity         Bene-            Secu-         ficial
                                                                          (Instr.     ficially         rity:         Owner-
                 ----------------------------------------------------     5)          Owned            Direct        ship
                 Date        Expira-                      Amount or                   at End           (D) or        (Instr.
                 Exer-       tion             Title       Number of                   of               Indi-         4)
                 cisable     Date                         Shares                      Month            rect (1)
                                                                                     (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------
                06/08/1993   12/07/2002    Common Stock     19,150                      19,150             D
------------------------------------------------------------------------------------------------------------------------------
                06/14/1994   12/13/2003    Common Stock     90,000                      90,000             D
------------------------------------------------------------------------------------------------------------------------------
                02/19/1995   08/18/2004    Common Stock     90,000                      90,000             D
------------------------------------------------------------------------------------------------------------------------------
                10/25/1995   04/24/2005    Common Stock    225,000                     225,000             D
------------------------------------------------------------------------------------------------------------------------------
                10/01/1996   04/01/2006    Common Stock    112,500                     112,500             D
------------------------------------------------------------------------------------------------------------------------------
                01/15/1997   07/14/2006    Common Stock     75,000                      75,000             D
------------------------------------------------------------------------------------------------------------------------------
                01/01/1998   06/30/2007    Common Stock    150,000                     150,000             D
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                /s/ Richard J. Heckmann             9/14/98
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date



Heckmann, Richard J.    United States Filter Corp.     SEP-1998     PAGE: 2 OF 2